Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green President dgreen@harvardbioscience.com Tel: 508 893 8999 Fax: 508 429 8478	Chane Graziano CEO cgraziano@harvardbioscience.com	Tom McNaughton CFO tmcnaughton@harvardbioscience.com

HBIO Reports First Quarter 2009 Results

Holliston, MA, April 30, 2009 /— Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the first quarter ended March 31, 2009.

First Quarter Reported Results

Revenues from the Company’s continuing operations for the three months ended March 31, 2009 were $19.1 million, a decrease of $2.9 million, or 13.2%, compared to revenues of $22.0 million for the three months ended March 31, 2008. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $1.8 million, or $0.06 per diluted share for the three months ended March 31, 2009 compared to $1.2 million, or $0.04 per diluted share for the same period in 2008. In constant currency, first quarter 2009 revenues were $22.0 million, reflecting 0% organic growth compared with the first quarter of 2008. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings in the first quarter of 2009 compared with the first quarter of 2008. GAAP income from continuing operations for the first quarter of 2009 included $0.1 million in costs related to the Company’s ongoing initiative to consolidate business functions to reduce operating expenses compared to $0.8 million for the first quarter of 2008.

Non-GAAP adjusted income from continuing operations was $2.2 million, or $0.07 per diluted share, for the three months ended March 31, 2009 compared with $2.5 million, or $0.08 per diluted share, for the same period in 2008. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings in the first quarter of 2009 compared with the first quarter of 2008.

The Company ended the first quarter of 2009 with a strong balance sheet. We had net cash (cash and cash equivalents, net of debt) totaling $14.9 million at March 31, 2009, after repurchasing approximately 434,000 of the Company’s shares, at a cost of $1.2 million, during the first quarter. At December 31, 2008, net cash was $12.3 million.

See Exhibits 4 and 5 of this press release for reconciliations of GAAP income from continuing operations to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

Chane Graziano, CEO, stated, “Against the backdrop of the current difficult economic environment and 13% foreign exchange headwinds, our performance in the first quarter of 2009 was consistent with our expectations and our guidance. On a constant currency basis, revenues were flat year-over-year. Our non-GAAP adjusted earnings per diluted share was $0.07, and reflected an adverse currency translation effect of approximately $0.02 per diluted share.”

Mr. Graziano continued, “We see little change in these trends for the balance of the year and therefore, on that basis, we reconfirm our guidance for the year of $80.0 million - $85.0 million in revenues and $0.27 - $0.32 in non-GAAP adjusted earnings per share. In the second quarter of 2009, we see revenues in the $18.5 million - $19.5 million range and non-GAAP adjusted earnings per share in the $0.05 - $0.06 range.”

He added, “In order to achieve our long-term goal of doubling revenues and profits in the next 3-5 years, we will continue to focus on our three major objectives: operational efficiencies throughout the company, the introduction of major new products and acquisitions. With a strong balance sheet and good cash flow, I believe we are well positioned to achieve these goals and be a much stronger company coming out of the recession.”

Our revenue guidance was calculated using April 1, 2009 exchange rates (USD 1.44/GBP and USD 1.32/Euro) and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions and acquisition costs in 2009, any future restructuring actions, stock-based compensation expense recognized under SFAS No. 123(R) and the utilization of deferred tax assets that have full valuation allowances. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP earnings per diluted share from continuing operations. See Exhibits 3, 4 and 5 for reconciliations of GAAP to non-GAAP adjusted operating income from continuing operations, GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share from continuing operations for the three months ended March 31, 2009.

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations to Adjusted Non-GAAP Earnings per Diluted Share From Continuing Operations

(unaudited)

	Three Months Ended June 30, 2009		Year Ended December 31, 2009
	Low Estimate	High Estimate	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.05	$0.06	$0.27	$0.32

Less the impact of:
Amortization of intangible assets	(0.01)	(0.01)	(0.06)	(0.06)

Stock-based compensation (SFAS No. 123(R))	(0.01)	(0.01)	(0.07)	(0.07)

Restructuring	(0.01)	(0.01)	(0.02)	(0.02)

Tax - B	0.01	0.01	0.04	0.04

GAAP diluted earnings per common share from continuing operations - A	$0.02	$0.03	$0.17	$0.22

A	-	Assumes no additional acquisitions.
B	-	Tax impact of above items and utilization of deferred tax assets that have full valuation allowances.

Operating Results for Continuing Operations

Three months ended March 31, 2009 compared to three months ended March 31, 2008:

Revenues decreased $2.9 million, or 13.2%, to $19.1 million for the three months ended March 31, 2009 compared to $22.0 million for the same period in 2008. The decrease in revenues from the prior year was wholly due to the strengthening of the U.S. dollar. In constant currency, organic growth was 0%.

Cost of product revenues decreased $2.0 million, or 16.9%, to $9.7 million for the three months ended March 31, 2009 compared with $11.6 million for the three months ended March 31, 2008. The decrease in cost of product revenues was primarily due to a $1.4 million effect of a strengthened U.S. dollar and cost reductions in the Company’s Biochrom group. Gross profit as a percentage of revenues increased to 49.3% for the three months ended March 31, 2009 compared with 47.0% for the same period in 2008. The increase in gross profit as a percentage of revenues was primarily due to write-downs in the prior year first quarter related to the consolidation of manufacturing facilities, production efficiency improvements and mix.

Sales and marketing expenses decreased $0.5 million, or 16.5%, to $2.4 million for the three months ended March 31, 2009 compared with $2.8 million for the three months ended March 31, 2008. This decrease was primarily due to the effect of a strengthened U.S. dollar and a decrease in salary related expenses at our Hoefer division as a result of our 2008 restructuring initiative. Excluding the impact of currency exchange rates, sales and marketing costs decreased 6.9% in the first quarter of 2009 from the prior year period.

General and administrative expenses decreased $0.4 million, or 11.7%, to $3.3 million for the three months ended March 31, 2009 compared with $3.8 million for the three months ended March 31, 2008. The year-to-year quarterly decrease was primarily due to changes in foreign exchange rates. Excluding the effects of foreign exchange, general and administrative expenses were flat in the first quarter of 2009 compared with the first quarter of 2008.

Research and development expenses were $1.0 million, a decrease of $0.1 million, or 7.6%, for the three months ended March 31, 2009 compared to $1.1 million for the three months ended March 31, 2008. The year-to-year quarterly decrease was primarily due to changes in foreign exchange rates.

Balance Sheet

The Company ended the first quarter of 2009 with cash and cash equivalents of $15.9 million compared to $13.7 million at December 31, 2008. As of March 31, 2009 and December 31, 2008, the Company had no borrowings outstanding on its revolving credit facility. Additionally, the Company’s Panlab subsidiary had $1.0 million and $1.4 million in bank debt outstanding at March 31, 2009 and December 31, 2008, respectively. Total cash and equivalents, net of debt, was $14.9 million and $12.3 million at March 31, 2009 and December 31, 2008, respectively.

Trade receivables were $12.1 million and inventories were $12.0 million as of March 31, 2009 compared to trade receivables of $14.1 million and inventories of $16.2 million as of March 31, 2008. Outstanding days of sales, or DSO, were 59 days for the three months ended March 31, 2009 and March 31, 2008. Inventory turns were 3.2 times for the three months ended March 31, 2009 compared with 2.9 times for the same period of 2008.

The Company spent $1.2 million to repurchase approximately 434,000 shares of its common stock during the first quarter of 2009.

Restructuring

During the quarter ended March 31, 2009, the management of Harvard Bioscience initiated a plan to relocate the Scie-Plas operation and exit its general fabrication business as part of its ongoing initiative to reduce costs. During the quarter ended March 31, 2009, we recorded charges relating to this plan of approximately $55,000. These charges were comprised of $9,000 in severance payments, $28,000 in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $18,000 in various other costs.

During the quarter ended March 31, 2008, the management of Harvard Bioscience committed to an ongoing initiative to consolidate business functions to reduce operating expenses. Our actions in 2008 were related to the separation of our electrophoresis product lines from our spectrophotometer and plate reader product lines. As part of these initiatives we made changes in management, completed the consolidation of the Hoefer electrophoresis administrative and marketing operations from San Francisco, California to the headquarters of the Harvard Apparatus business in Holliston, Massachusetts and consolidated the activities of our Asys Hitech subsidiary in Austria to the Company’s Biochrom subsidiary’s facility located in Cambridge UK. The combined costs of these activities recorded in the year ended December 31, 2008 were $1.8 million.

Discontinued Operations

In July 2005, we announced plans to divest our Capital Equipment Business segment. The decision to divest this business was based on the fact that market conditions for the Capital Equipment Business segment had been such that this business did not meet our expectations and the decision to focus our resources on our Apparatus and Instrumentation Business segment. As a result, we began reporting our Capital Equipment Business segment as a discontinued operation in the third quarter of 2005. In November 2007, we completed the sale of the assets of our Genomic Solutions Division and the stock of our Belgian subsidiary, MAIA Scientific, both of which were part of our Capital Equipment Business Segment, to Digilab, Inc. In September 2008, we completed the sale of assets of our Union Biometrica Division including our German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of our Capital Equipment Business Segment. Accordingly, unless otherwise indicated, the discussion of our business is focused on our continuing operations, which constitute our Apparatus and Instrumentation businesses.

Conference Call Details

As previously announced, management will host a conference call to discuss first quarter 2009 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, April 30, 2009. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. The live conference call is also accessible by dialing 866-783-2141and referencing the pass code of “78640960”. A replay of this conference call will be available from 8:30 p.m. on April 30, 2009 through May 7, 2009 and will be accessible by dialing 888-286-8010 and referencing the pass code of “85099630”. This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income from continuing operations, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the three months ended March 31, 2009 and 2008 are included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience (“HBIO”) is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “objectives,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” “goals,” “sees,” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand its product offerings, introduce new products or commercialize new technologies, including our new micro liter spectrophotometer and electrophoresis products, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company’s consolidation of business functions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial market crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to extend our credit facility, or obtain a new credit facility our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the recent disposition of a portion of the Company’s Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31, 2009	December 31, 2008
Assets

Cash and cash equivalents	$15,883	$13,698
Trade receivables	12,096	15,086
Inventories	11,997	11,901
Property, plant and equipment	3,208	3,221
Goodwill and other intangibles	32,854	33,782
Other assets	3,868	3,583

Total assets	$79,906	$81,271

Liabilities and Stockholder’s Equity

Total current liabilities	10,079	11,215
Total liabilities	13,225	14,553
Stockholders’ equity	66,681	66,718

Total liabilities and stockholders’ equity	$79,906	$81,271

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues	$19,072	$21,959
Cost of product revenues	9,662	11,628

Gross profit	9,410	10,331

Sales and marketing expenses	2,372	2,841
General and administrative expenses	3,317	3,756
Research and development expenses	999	1,081
Restructuring charges	27	581
Amortization of intangible assets	344	506

Total operating expenses	7,059	8,765

Operating income	2,351	1,566

Other income (expense):
Foreign exchange	76	193
Interest expense	(45)	(130)
Interest income	7	78
Other, net	53	54

Other income, net	91	195

Income from continuing operations before income taxes	2,442	1,761

Income taxes	603	544

Income from continuing operations	1,839	1,217
Loss from discontinued operations, net of tax	—	(530)

Net income	$1,839	$687

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.06	$0.04
Discontinued operations	—	(0.02)

Basic earnings per common share	$0.06	$0.02

Diluted earnings per common share from continuing operations	$0.06	$0.04
Discontinued operations	—	(0.02)

Diluted earnings per common share	$0.06	$0.02

Weighted average common shares:
Basic	30,012	30,875

Diluted	30,120	31,445

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Operating Income from Continuing Operations to

Non-GAAP Adjusted Operating Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
US GAAP operating income	$2,351	$1,566

Adjustments:

Amortization of intangible assets	344	506

Inventory writedown due to restructuring	28	258

Restructuring charges	27	581

Stock-based compensation expense	312	430

Non-GAAP adjusted operating income	$3,062	$3,341

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to

Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
US GAAP income from continuing operations	$1,839	$1,217

Adjustments:

Amortization of intangible assets	344	506

Inventory writedown due to restructuring	28	258

Restructuring charges	27	581

Stock-based compensation expense	312	430

Income taxes (A)	(375)	(529)

Non-GAAP adjusted income from continuing operations	$2,175	$2,463

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges and stock-based compensation. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations

(unaudited)

	Three Months Ended March 31,
	2009	2008
US GAAP diluted earnings per common share from continuing operations	$0.06	$0.04

Adjustments:

Amortization of intangible assets	0.01	0.02

Inventory writedown due to restructuring	0.00	0.01

Restructuring charges	0.00	0.02

Stock-based compensation expense	0.01	0.01

Income Taxes (A)	(0.01)	(0.02)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.07	$0.08

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, restructuring charges and stock-based compensation. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

EXHIBIT #6

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31	March 31,
	2006	2006	2006	2006	2006	2007	2007	2007	2007	2007	2008	2008	2008	2008	2008	2009
Organic growth	11.9%	11.2%	3.7%	7.8%	8.5%	-2.7%	4.4%	-1.9%	-3.5%	-1.0%	0.1%	-2.5%	-1.2%	6.4%	1.0%	0.0%

Acquisitions	0.0%	0.0%	3.6%	7.6%	2.9%	7.7%	4.2%	0.0%	13.5%	6.6%	12.6%	13.8%	8.2%	0.0%	8.2%	0.0%

Foreign exchange effect	-4.2%	0.5%	3.0%	6.1%	1.6%	5.0%	3.6%	4.1%	3.1%	3.9%	2.2%	1.6%	-3.7%	-12.4%	-3.6%	-13.2%

Total revenue growth	7.7%	11.7%	10.3%	21.5%	13.0%	10.0%	12.2%	2.2%	13.1%	9.5%	14.9%	12.9%	3.3%	-6.0%	5.6%	-13.2%